Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ultra Clean Holdings, Inc. (the “Company”) of our report dated March 6, 2024, except for Note 16 to the consolidated financial statements, as to which the date is February 25, 2025, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 26, 2025, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

San Francisco, California

July 10, 2026